Exhibit 4.3
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THEY MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. ANY PROPOSED TRANSFER OR RESALE OF SUCH SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT SUCH TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.
MOTIVE TECHNOLOGIES, INC.
AMENDED AND RESTATED CONVERTIBLE SECURITY
Convertible Security No.: __                                       Made as of April 5, 2019 (the “Issue Date”)
$__________                       Amended and Restated as of May 20, 2025 (the “Restatement Date”)
This Amended and Restated Convertible Security (this “Convertible Security”) amends, restates and supersedes that certain Convertible Security, with an original issuance date of April 5, 2019, issued by Motive Technologies, Inc. (f/k/a Keep Truckin, Inc.), a Delaware corporation (the “Company”), to _______________ or registered assigns expressly permitted thereunder (“Holder”) in the original Initial Investment Amount set forth below (as amended from time to time prior to the date hereof, the “Original Convertible Security”), but shall not constitute a release, satisfaction or novation of any of the obligations under the Original Convertible Security, the Purchase Agreement (as defined below) or any instrument, agreement or document relating to any of the foregoing.
On and subject to the terms and conditions of this Convertible Security, for value received, the Company hereby promises to pay to the order of Holder, on the date determined in accordance with Section 2 hereof, if not earlier converted in accordance with this Convertible Security, the sum of _______________ ($__________) (the “Initial Investment Amount”), together with the unpaid yield then accrued on the Initial Investment Amount at 5.5% per annum, which yield shall be compounded semi-annually from the Issue Date. Such yield shall begin to accrue on the Issue Date and shall continue to accrue on the Initial Investment Amount that remains outstanding until the entire Investment Balance (as defined below), plus all accrued and unpaid expenses, are paid or converted in accordance herewith, shall be computed based on the actual number of days elapsed and on a year of 360 days comprised of twelve 30-day months (which shall deemed to be “per annum” for purposes of this Convertible Security).
This Convertible Security shall be deemed to have been issued pursuant to that certain Convertible Securities Purchase Agreement, dated as of April 5, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement), by and among the Company, the original holder of this Convertible Security and certain other investors and is subject to the provisions of the Purchase Agreement.

The following is a statement of the rights of Holder and the terms and conditions to which this Convertible Security is subject, and to which Holder hereof, by the acceptance of this Convertible Security, agrees.
1.    DEFINITIONS.
1.1    Defined Terms. The following definitions shall apply for purposes of this Convertible Security.
“2025 Convertible Securities” means the convertible securities issued pursuant to the 2025 Purchase Agreement, as such securities may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“2025 CS End Date” has the meaning ascribed to the term “End Date” in the 2025 Convertible Securities.
“2025 Event of Default” has the meaning ascribed to the term “Event of Default” in the 2025 Convertible Securities, unless waived in accordance with the 2025 Convertible Securities (provided that, for the avoidance of doubt, the failure to deliver a “Default Notice” under the 2025 Convertible Securities shall not be deemed a constructive waiver of the Event of Default under such 2025 Convertible Securities).
“2025 Investment Balance” means, as of any applicable time, the then outstanding portion of the Initial Return Amount (as defined under the 2025 Convertible Securities as of the Restatement Date) of each 2025 Convertible Security that has not then been repaid, and all then accrued but unpaid yield under each such 2025 Convertible Security.
“2025 Preferred Stock” means the series of the Company’s preferred stock into which the 2025 Convertible Securities convert pursuant to any End Date Conversion or Deemed Liquidation Event Conversion (each as defined in the 2025 Convertible Securities).
“2025 Purchase Agreement” means that certain Convertible Securities Purchase Agreement, dated as of May 20, 2025, by and among the Company and the other parties thereto, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Affiliate” means, with respect to any specified Person (as defined below), any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including without limitation any general partner, managing member, officer or director of such specified Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such specified Person.

“Applicable Preferred Stock” means, as of the date of a given conversion of this Convertible Security, a new series of the Company’s preferred stock, reflecting the terms of either:
(i)    the preferred stock of the Company issued in the Company’s then most recently consummated bona fide equity financing of at least $50,000,000 (other than the 2025 Convertible Securities and the 2025 Preferred Stock), provided, that such preferred stock is not junior (with respect to dividends, liquidation, conversion, voting, protective provisions or otherwise) to any other equity securities of the Company (excluding the 2025 Convertible Securities and the 2025 Preferred Stock) other than with respect to the voting rights of the Company’s Class B Common Stock; or
(ii)    the then-most senior preferred stock of the Company (other than the 2025 Convertible Securities and the 2025 Preferred Stock), as determined by the Majority Holders in their discretion, if the preferred stock described in clause (i) is junior in any respect (with respect to dividends, liquidation, conversion, protective provisions or otherwise) to any other equity securities of the Company; provided, however, such equity securities may not be shares of Class B Common Stock, nor convertible into shares of Class B Common Stock, in each case, identical to the series of the Company’s preferred stock specified in clause (i) or (ii) of this definition, but for (A) the liquidation preference of the new series of preferred stock, which will be (1) senior in right of payment to any and all other equity securities of the Company (including any 2025 Convertible Securities or 2025 Preferred Stock) and (2) in the aggregate at least the Investment Balance of this Convertible Security as of such date, (B) the conversion ratio of such new series of preferred stock to shares of Class A Common Stock, which shall be one-to-one, and (C) series-specific protective provisions preventing the Company from (1) waiving, amending, removing or otherwise modifying the liquidation preference or anti-dilution protection of such new series of preferred stock, (2) issuing any stock that has, or reclassifying any then-existing stock to have, any preferences or rights with respect to liquidation, redemption or dividends, that are senior to or pari passu with the preferences and rights of such new series of preferred stock, or (3) redeeming any equity securities (such protective provision to be substantially identical to the covenant set forth in Section 6.1.2 hereof).
Notwithstanding the foregoing, if the foregoing series of preferred stock issued as the “Applicable Preferred Stock” would not have (a) a liquidation preference of at least one times the face amount and accrued yield of the Convertible Securities calculated as of the date of conversion of this Convertible Security, (b) anti-dilution protection with respect to any issuances of equity securities on or following the Restatement Date at any price below the Conversion Price that is at least as favorable to the preferred stockholder as that enjoyed by the Series F Senior Preferred Stock as of the Restatement Date pursuant to the Restated Certificate, (c) rights with respect to dividends that are at least as favorable to the preferred stockholder as those enjoyed by the Series F Senior Preferred Stock as of the Restatement Date pursuant to the Restated Certificate, including at least an 8% non-cumulative dividend preference in the form currently enjoyed by holders of the Series F Senior Preferred Stock, (d) the inability to redeem or demand redemption of such shares of preferred stock at the option of the holder, or (e) protective provisions and other approval rights against conversion and regarding liquidation, anti-dilution protection and dividends that are substantially identical to, or more favorable to the preferred stockholder than, those enjoyed by the Series F Senior Preferred Stock (not including any such protective provisions or other approval rights that are enjoyed by holders of the Company’s preferred stock as a single class), then the “Applicable Preferred Stock” shall consist of a new series of the Company’s preferred stock that has the minimum rights, preferences and privileges set forth in clauses (a) through (e), inclusive, of this paragraph, to the extent that the preferred stock that would otherwise be issuable pursuant to clauses (i) or (ii), inclusive, of this definition would not have such minimum rights, preferences and privileges, but which otherwise have the rights, preferences and privileges of the preferred stock otherwise issuable pursuant to clauses (i) or (ii), inclusive, of this definition.
Notwithstanding anything herein to the contrary, the Applicable Preferred Stock may not be Class B Common Stock or convertible into Class B Common Stock.
“Board” means the Company’s board of directors.
“Business Day” means a weekday on which banks are open for general banking business in San Francisco, California.
“Capital Lease” means, as to any Person, any lease (or other arrangement conveying the right to use) of Property (whether real, personal or mixed) by such Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
“Capital Lease Obligations” of any Person means, on any date of determination, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer (including automated clearing house funds transfers), and other cash management arrangements.
“Class A Common Stock” shall mean the Class A Common Stock, par value $0.0001 per share, of the Company.
“Class B Common Stock” shall mean the Class B Common Stock, par value $0.0001 per share, of the Company.
“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company, including the Class A Common Stock, Class B Common Stock and any other class or series of common stock authorized following the date hereof.

“Company” has the meaning set forth in the preamble of this Convertible Security. “Conversion Price” means:
(a)    with respect to an End Date Conversion (as defined below), the lowest of (i) the product obtained by multiplying (x) the lowest price per share at which the Company issued preferred stock of the Company upon which the Applicable Preferred Stock is based, by (y) the Discount Factor in effect as of the date of such conversion, and (ii) a price per share equal to (x) $1.75 billion, divided by (y) the number of shares of Common Stock outstanding as of the End Date Conversion on a fully-diluted, as-converted, as-exercised basis, including specifically in such denominator (A) the number of shares of Common Stock issuable to the Holders upon the conversion of the Convertible Securities in the End Date Conversion, assuming the further conversion of the Conversion Shares issued upon such conversion of the Convertible Securities into shares of Common Stock, (B) all other shares of Common Stock issuable upon the assumed conversion and/or exercise as of the End Date (and immediately following the conversion of the Convertible Securities) of all other securities that are outstanding or that have been Promised to any Person, which are convertible into and/or exercisable for Common Stock or preferred stock of the Company, whether or not then subject to vesting or other conditions upon such conversion or exercise, including specifically the 2025 Convertible Securities or, if such 2025 Convertible Securities have already converted or as if converted concurrently with such End Date Conversion, the 2025 Preferred Stock (or any shares of Common Stock issued or issuable upon conversion of such 2025 Preferred Stock) issued upon such conversion, and (C) all securities then reserved for issuance under the Company’s equity incentive or similar plans as of the End Date;
(b)    with respect to a Deemed Liquidation Event Conversion (as defined below), the lesser of (i) the price per share to be received with respect to the preferred stock of the Company upon which the Applicable Preferred Stock is based at the applicable Deemed Liquidation Event, multiplied by the Discount Factor in effect as of the date of such conversion, and (ii) a price per share equal to (x) $1.75 billion, divided by (y) the number of shares of Common Stock outstanding as of the applicable Deemed Liquidation Event on an as-converted, as-exercised basis, including specifically in such denominator (A) the number of the Company’s shares of Common Stock issuable to the Holders upon the conversion of the Convertible Securities in such Deemed Liquidation Event Conversion, assuming the further conversion of the Conversion Shares issued upon such conversion of the Convertible Securities into shares of Common Stock, and (B) all other shares of Common Stock issuable upon the assumed conversion and/or exercise as of the closing of such Deemed Liquidation Event (and immediately following the conversion of the Convertible Securities) of all other securities that are outstanding or that have been Promised to any Person, in either case which are convertible into and/or exercisable for Common Stock or preferred stock of the Company, whether or not then subject to vesting or other conditions upon such conversion or exercise, including specifically the 2025 Convertible Securities or, if such 2025 Convertible Securities have already converted or will be converted concurrently with such Deemed Liquidation Event Conversion, the 2025 Preferred Stock (or any shares of Common Stock issued or issuable upon conversion of such 2025 Preferred Stock) issued upon such conversion, but specifically excluding from this clause (y) any securities that are reserved for issuance under the Company’s equity incentive or similar plans but which are not then underlying any Promised or outstanding equity grants or underlying shares issued upon exercise of any equity grants; and
(c)    with respect to a Mandatory Conversion (as defined below), the lesser of (i) the price per share at which the Company’s equity securities are issued to the public in a Qualified Public Offering multiplied by the Discount Factor in effect as of the date of such conversion, and (ii) a price per share equal to (x) $1.75 billion, divided by (y) the number of shares of Common Stock outstanding as of immediately prior to the closing of such Qualified Public Offering on a fully-diluted, as-converted, as-exercised basis, including specifically in such denominator (A) the shares of Common Stock issuable to the holders upon the conversion of the Convertible Securities in such Mandatory Conversion, (B) all other shares of Common Stock issuable upon the assumed conversion and/or exercise as of the closing of the Qualified Public Offering (and immediately following the conversion of the Convertible Securities) of all other securities that are outstanding or that have been Promised to any Person, in either case which are convertible into and/or exercisable for Common Stock or preferred stock of the Company, whether or not then subject to vesting or other conditions upon such conversion or exercise, including specifically the 2025 Convertible Securities or, if such 2025 Convertible Securities have already converted or will be converted concurrently with such Mandatory Conversion, the 2025 Preferred Stock (or any shares of Common Stock issued or issuable upon conversion of such 2025 Preferred Stock) issued upon such conversion, and (C) all securities then reserved for issuance under the Company’s equity incentive or similar plans, but specifically excluding from this clause (y) (1) any increase to any equity incentive or similar plans contemplated in connection with the Qualified Public Offering, and (2) shares of Common Stock issued by the Company in the Qualified Public Offering itself.
“Conversion Shares” means:
(a)    with respect to an End Date Conversion, the Applicable Preferred Stock at the time of such End Date Conversion;
(b)    with respect to a Deemed Liquidation Event Conversion, the Applicable Preferred Stock at the time of such Deemed Liquidation Event Conversion; provided, that solely in the case of a Deemed Liquidation Event Conversion, notwithstanding anything in this Convertible Security, the Applicable Preferred Stock issued to the Holder in such conversion shall have an aggregate senior liquidation preference of not less than the aggregate senior liquidation preference the Holder would have received in respect of its Conversion Shares if the Conversion Price were calculated pursuant to clause (b) of the definition of “Conversion Price” but for purposes of this proviso excluding from such calculations pursuant to clause (b) the 2025 Convertible Securities and the 2025 Preferred Stock (or any shares of Common Stock issued or issuable upon conversion of such 2025 Preferred Stock) issued upon such conversion; and
(c)    with respect to a Mandatory Conversion, the class of common stock offered to the public in connection with the Qualified Public Offering.
“Convertible Security” means this Convertible Security.

“Convertible Securities” means the aggregate of up to $100,000,000.00 of Convertible Securities in original investment amount issuable under the Purchase Agreement, of which this Convertible Security is one, each such Convertible Security in the form of this Convertible Security.
“Convertible Securities Ranking and Priorities Agreement” means that certain Convertible Securities Ranking and Priorities Agreement, dated as of the Restatement Date, by and among the Company, the holders (as of the Restatement Date) of all 2025 Convertible Securities and the holders (as of the Restatement Date) of all Convertible Securities.
“Credit Agreement” means that certain Credit Agreement dated as of April 8, 2021, by and among the Company, the lenders party thereto from time to time and Alter Domus (US) LLC, as administrative agent for the lenders, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, including any extension of the Term Loan Maturity Date (as defined therein).
“Credit Facilities” means one or more debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding the Company’s Subsidiaries as additional borrowers or guarantors thereunder).
“Deemed Liquidation Event” has the meaning ascribed to that term in the Restated Certificate.
“Direct Listing” means the listing of Common Stock or any other equity securities of the Company or any of its Subsidiaries without an underwriting on the New York Stock Exchange, The NASDAQ Stock Market LLC or any other exchange.
“Discount Factor” means an amount, expressed as a percentage, equal to one (1) minus the Discount Rate then in effect.
“Discount Rate” means a discount, expressed as a percentage, equal to:
(a)    20% until the day before the date that is eighteen months from the date of the Purchase Agreement;
(b)    22.5% for the period from the date that is eighteen (18) months from the date of the Purchase Agreement until the day before the date that is the second anniversary of the date of the Purchase Agreement;
(c)    25% for the period from the second anniversary of the date of the Purchase Agreement until the day before the date that is thirty (30) months after the date of the Purchase Agreement;

(d)    27.5% for the period from the date that is thirty (30) months after the date of the Purchase Agreement until the day before the date that is the third anniversary of the date of the Purchase Agreement;
(e)    30% for the period from the third anniversary of the date of the Purchase Agreement until the day before the date that is forty two (42) months from the date of the Purchase Agreement;
(f)    32.5% for the period from the date that is forty two (42) months from the date of the Purchase Agreement until the day before the date that is the fourth anniversary of the date of the Purchase Agreement; and
(g)    35% from the fourth anniversary of the date of the Purchase Agreement until this Convertible Security is converted or is repaid pursuant to this Agreement; provided, however, that under no circumstances shall the Discount Rate exceed 35%.
“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“End Date” means, unless extended by the mutual agreement of the Majority Holders and the Company, and subject to Section 2.2, the earliest of (a) the date that is 176 days after the Term Loan Maturity Date (as defined in that certain Credit Agreement, including, for the avoidance of doubt, any period during which the Holder has obligations under the Subordination Agreement to the Lenders as a deemed extension to the Term Loan Maturity Date), provided that the End Date calculated pursuant to this clause (a) shall not be earlier than October 1, 2025, (b) immediately prior to any voluntary or involuntary liquidation, dissolution or winding up of the Company that is not a Deemed Liquidation Event, or (c) the date specified in a Default Notice (as defined in Section 4.2) duly delivered pursuant to Section 4.2; provided, that notwithstanding anything in this Convertible Security to the contrary, upon written notice duly executed by the Majority Holders delivered to the Company at any time on or prior to the date that is forty-five (45) days prior to the End Date (as calculated pursuant to clause (a) of this definition and Section 2.2) (the “End Date Extension Deadline”), the End Date shall be automatically extended to the 2025 CS End Date, if later than the End Date of this Convertible Security. For the avoidance of doubt, if the 2025 CS End Date is amended, extended, or otherwise changed after the End Date Extension Deadline, the Majority Holders may, upon written notice duly executed and delivered to the Company within 30 days of the written notice provided by the Company pursuant to Section 6.4, align the End Date with the 2025 CS End Date (as amended, extended or otherwise changed).
“End Date Conversion” has the meaning set forth in Section 5.2.1.
“End Date Conversion Notice” has the meaning set forth in Section 5.2.1.
“End Date Repayment Notice” has the meaning set forth in Section 2.1.2.

“Event of Default” has the meaning set forth in Section 4.
“GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants
“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
“Holders” means holders of Convertible Securities, including without limitation the Holder of this Convertible Security, and each of them shall be a “Holder”.
“Investment Balance” means, as of any applicable time, the then outstanding portion of the Initial Investment Amount of this Convertible Security that has not then been repaid, and all then accrued but unpaid yield under this Convertible Security.
“Investment Document” means each of this Convertible Security, the other Convertible Securities, the Purchase Agreement, and any amendments or waivers of such documents.
“IRA” has the meaning set forth in Section 6.2 of this Convertible Security.
“Lien” means any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts, contract rights and conditional sale and other title retention agreements) owned by the Company or any of its Subsidiaries.
“Lost Convertible Security Documentation” means documentation satisfactory to the Company with regard to a lost or stolen Convertible Security, including, if required by the Company, an affidavit of lost Convertible Security and an indemnification agreement by Holder in favor of the Company and in customary form with respect to such lost or stolen Convertible Security.
“Majority Holders” shall mean, as of any relevant date, Holders holding a majority of the aggregate Investment Balances of all the Convertible Securities then outstanding.

“Market Capitalization” means the market capitalization of the Company based on the price per share sold to the public in the Qualified Public Offering, measured as of immediately prior to the closing of the Qualified Public Offering.
“Material Subsidiary” means, as of any date of determination, any Subsidiary that, on a consolidated basis with its Subsidiaries, has: (a) assets in excess of 5% of the consolidated total assets as of the Company’s most recent fiscal quarter ended; or (b) annual revenues in excess of 5% of the consolidated revenues of the Company and its Subsidiaries as of the Company’s most recent fiscal quarter ended.
“Permitted Indebtedness” is:
(a)    indebtedness incurred by the Company or any of its Subsidiaries pursuant to one or more Credit Facilities (including the Senior Secured Credit Facility) in an aggregate principal amount (for all Credit Facilities) not to exceed $50,000,000 at any one time outstanding approved by the Board (including a majority of directors designated by holders of the Company’s preferred stock); provided that such Credit Facilities do not provide for any warrant coverage and are not otherwise convertible into equity upon their terms;
(b)    Capital Lease Obligations and purchase money indebtedness of the Company or any Subsidiary thereof incurred solely to finance the acquisition, installation, construction or improvement of any equipment, real property or other fixed assets (and any renewals, replacements, refinancings or extensions thereof) in an aggregate amount not to exceed $250,000 at any time outstanding;
(c)    indebtedness of the Company or any Subsidiary under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes and Cash Management Agreements which in all cases do not exceed $10,000,000 in the aggregate; provided that, in each case, such Hedge Agreements and Cash Management Agreements are consistent with a Company cash management policy that is approved by the Board (including a majority of directors designated by holders of the Company’s preferred stock);
(d)    indebtedness in respect of letters of credit issued in the ordinary course of business for the account of the Company or the account of any of its Subsidiaries that are fully cash collateralized;
(e)    (i) unsecured indebtedness to trade creditors incurred in the ordinary course of business and (ii) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;
(f)    indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)    guarantees (including keep-wells and support agreements) by the Company or any Subsidiary in respect of indebtedness of the Company or any Subsidiary not otherwise prohibited under any of the Investment Documents;
(h)    intercompany indebtedness between the Company and any of its wholly-owned Subsidiaries or between any of the Company’s wholly-owned Subsidiaries; provided that the foregoing shall be deemed to include Subsidiaries which are required by applicable law to have a second stockholder, to the extent so required by applicable law (each a “Foreign Sub”);
(i)    indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(j)    indebtedness in respect of bank guarantees, surety or performance bonds and similar instruments issued for the Company’s account or the account of any of the Company’s wholly-owned Subsidiaries in the ordinary course of the Company’s business in order to provide security for: (i)workers’ compensation claims, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance, payment obligations in connection with self-insurance or similar requirements; and (ii) tenders, completion guarantees, statutory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, contracts (other than for borrowed money), performance bonds or other obligations of a like nature;
(k)    indebtedness arising from agreements of the Company or any of its Subsidiaries providing for the indemnification, adjustment of purchase price, earn-out, royalty, milestone or similar obligations, in each case assumed with the acquisition or disposition of any business, which acquisition or disposition is approved by the Board (including a majority of directors designated by holders of the Company’s preferred stock);
(l)    indebtedness incurred by the Company or any of its Subsidiaries consisting of the financing of insurance premiums receivable by the Company in the ordinary course of business, if the Board (including a majority of directors designated by holders of the Company’s preferred stock) approves of the Company incurring such indebtedness;
(m)    indebtedness secured by Liens permitted under clauses (b) of the definition of “Permitted Liens” hereunder; and
extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (m) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the Company or its Subsidiary, as the case may be.
“Permitted Liens” are:
(a)    Liens existing on the Restatement Date;

(b)    Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which the Company maintains adequate reserves on its books;
(c)    Liens securing indebtedness permitted under clause (a) or (b) of the definition of “Permitted Indebtedness” hereunder;
(d)    Liens and other credit support provided in respect of indebtedness under clause (c) or (d) of the definition of “Permitted Indebtedness” hereunder; provided that any such Liens shall attach only to cash and cash equivalents;
(e)    Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to inventory and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(f)    Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business;
(g)    Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in clauses (a) or (b) of this definition of “Permitted Liens”, but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
(h)    leases or subleases of real property granted in the ordinary course of the Company’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, licenses or sublicenses of personal property (including intellectual property) granted in the ordinary course of the Company’s business (or, if referring to another Person, in the ordinary course of such Person’s business);
(i)    Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default;
(j)    Liens in favor of financial institutions arising in connection with the Company’s deposit and/or securities accounts held at such institutions;
(k)    Liens imposed by mandatory provisions of law of landlords, carriers, warehousemen, bailees, mechanics and materialmen incurred in the ordinary course of business for sums that are (i) not yet more than 30 days past due or (ii) being contested in good faith by appropriate proceedings;
(l)    Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, insurance, surety bonds, or other obligations of a like nature or to secure the performance of letters of credit, banker’s acceptances, bids, tenders, statutory obligations, leases and contracts (other than for borrowed money) in each case entered into in the ordinary course of business;
(m)    (i) deposits or pledges made in the ordinary course of business to secure the performance of bids, trade and commercial contracts and leases and the payment of rent (other than indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; and (ii) deposits or pledges in respect of letters of credit, bank guarantees, or similar instruments that have been posted in the ordinary course of business of the Company or any Subsidiary to support payment of the items set forth in subclause (i) of this clause (m);
(n)    encumbrances (i) in the nature of zoning restrictions, easements, and rights or restrictions of record or other similar encumbrances on the use of real property, which do not materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business of the applicable Person or which are insured over by title insurance and (ii) such as any zoning, building or similar laws or rights reserved to or vested in any governmental authority;
(o)    Liens arising from the filing of precautionary uniform commercial code financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Company and its Subsidiaries;
(p)    any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any inbound license or lease agreement entered into by the Company or any Subsidiary in the ordinary course of business;
(q)    Liens in the nature of: (i) customary setoff rights in favor of any counterparty to any Hedge Agreements and (ii) setoff rights granted to third parties pursuant to trade and other similar contracts with the Company or any Subsidiary and limited to payments owed to the Company or any Subsidiary under such contracts that do not constitute indebtedness for borrowed money, and such contracts are not secured by any property of the Company or any Subsidiary; and
(r)    other Liens securing indebtedness not exceeding $100,000 in the aggregate at any one time outstanding.
“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other entity or any governmental authority.
“Promised” means, with respect to any capital stock or other securities of the Company, any written or oral agreement by which the Company may be obligated to issue such stock or securities to any Person, whether or not subject to approval of the Board (for example, an offer letter indicating a certain number of options to be received by a new employee).

“Qualified Public Offering” means sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, (x) resulting in at least $150,000,000 of proceeds, net of underwriting discounts and commissions, to the Company that results in the Common Stock being listed on a national exchange, and (y) pursuant to which all of the Company’s outstanding preferred stock is actually converted into Common Stock. For the avoidance of doubt, a Direct Listing or a SPAC Transaction shall not be a Qualified Public Offering.
“Reference Valuation” means the sum of (a) the aggregate Investment Balances of all outstanding Convertible Securities divided by the Discount Factor, plus (b) the aggregate 2025 Investment Balances of all outstanding 2025 Convertible Securities, plus (c) the aggregate amount of all outstanding Senior Instruments (including principal and accrued and unpaid interest or yield) thereunder and any penalties or premiums that would be associated with the full repayment and retirement of such Senior Instruments).
“Restated Certificate” means the Company’s Restated Certificate of Incorporation as filed on May 19, 2025.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Senior Instruments” means, collectively, the Credit Agreement, the Credit Facilities and any other securities (debt, equity or otherwise) or indebtedness of the Company or any of its Subsidiaries ranking senior to, or pari passu with, the Convertible Securities or the 2025 Convertible Securities.
“Series F Senior Preferred Stock” means the Series F Senior Preferred Stock, par value $0.0001 per share, of the Company.
“SPAC Transaction” means a business combination (whether in the form of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, similar business combination or otherwise) of the Company or any of its Subsidiaries with or into a special purpose acquisition company or “blank-check” company (or a subsidiary thereof) (any of the foregoing, a “SPAC”) after which the Company (or any of its Subsidiaries), the SPAC or any entity resulting from such business combination has securities trading on the New York Stock Exchange, The NASDAQ Stock Market LLC or any other exchange.
“Subordination Agreement” means that certain Subordination Agreement, date as of April 8, 2021, by and among Greenoaks Capital Opportunities Fund II LP and Greenoaks Capital MS LP - Dixon Dock Series, and Alter Domus (US) LLC, a Delaware limited liability company, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of the Company.
1.2    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP as in effect from time to time; provided that, if the Company notifies the Holders that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Restatement Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Holders and the Company shall negotiate in good faith to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Holders) and until so amended, any ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein; provided, further, that all terms of an accounting or financial nature (including, without limitation, the definitions of Capital Lease Obligations) shall be construed without giving effect to any changes to the current GAAP accounting model for leases of the type described in the FASB and IASB joint exposure draft published on August 17, 2010 entitled “Leases (Topic 840)” or otherwise arising out of the FASB project on lease accounting described in such exposure draft.
2.    PAYMENT AT END DATE.
2.1    Subject to Section 2.2, if this Convertible Security has not been previously fully converted, then the then-outstanding Investment Balance of this Convertible Security shall be due and payable in full:
2.1.1    in the case of the occurrence of the End Date pursuant to clause (b) or clause (c) of the definition thereof, as provided in Section 4.2, subject to Section 5.2.1;
2.1.2    in the case of the occurrence of the End Date pursuant to clause (a) of the definition thereof, at the time specified in a written notice delivered to the Company by the Majority Holders, which time shall be any time beginning on the End Date (such notice delivered by the Majority Holders, an “End Date Repayment Notice”); provided that if a Default Notice shall have been duly delivered pursuant to Section 4.2 following the occurrence of the End Date pursuant to clause (a) thereof, then the outstanding Investment Balance of this Convertible Security shall be due and payable as provided in Section 2.1.1; or
2.1.3    by the Company as provided in the last sentence of Section 5.2.1.
2.2    If at the time of any End Date, the repayment of the Convertible Securities would then constitute a breach of the Credit Agreement or the Subordination Agreement, such End Date may be extended at the option of the Majority Holders until the date that is thirty 30 days following the day on which written notice is provided, executed by both the Company and the Lenders, that repayment on or after the date of such notice does not constitute such a breach. Additionally, if the Term Loan Maturity Date (as defined in the Credit Agreement) is not April 8,

2027, and the Company has not provided written notice of such modified Term Loan Maturity Date within 90 days of the occurrence thereof, then the End Date set forth in clause (a) may be extended at the option of the Majority Holders for up to the number of days past the Term Loan Maturity Date that have elapsed before such written notice was provided by the Company minus 90 days (it being understood that notice will be deemed given pursuant to information obtained by virtue of Board observation rights, stockholder approvals and other governance matters where such information is actually provided to Holder’s legal team by email to           ). For the avoidance of doubt, references to the “End Date” as provided herein shall mean the “End Date” as extended pursuant to this Section 2.2.
2.3    Yield on this Convertible Security shall continue to accrue through the End Date. This Convertible Security may not be repurchased or redeemed, or any yield or other portion of the Investment Amount otherwise repaid, prior to the End Date (or date of conversion in full of the Convertible Securities in accordance herewith), without the prior written consent of the Majority Holders, except for conversions and payment of cash in lieu of the issuance of fractional shares pursuant to the terms hereof. For the avoidance of doubt, subject to the other terms and conditions of this Convertible Security and the Purchase Agreement, the Company may pay, repurchase and/or redeem the Convertible Securities on and after the End Date without the consent of any Holder.
3.    CONVERTIBLE SECURITIES PARI PASSU; APPLICATION OF PAYMENTS. Each of the Convertible Securities shall rank equally without preference or priority of any kind over one another, but senior and in all rights, privileges and preferences to all other shares of the Company’s capital stock and the 2025 Convertible Securities, and all payments and recoveries on the Convertible Securities shall be paid and applied ratably and proportionately on the Investment Balances of all outstanding Convertible Securities on the basis of such Investment Balances. Subject to the conversion of the Convertible Securities as set forth herein and the foregoing sentence, all payments will be applied first to the repayment of accrued fees and expenses payable under this Convertible Security, then to accrued yield until all then outstanding accrued yield has been paid in full, and then to the repayment of the Investment Balance until the entire Investment Amount has been paid in full. If after all applications of such payments have been made as provided in this Section 3, the remaining amount of such payments that are in either case in excess of the aggregate Investment Balance of all outstanding Convertible Securities, such excess amount shall be returned to the Company. Notwithstanding the foregoing, all payments and recoveries on the Convertible Securities shall be subject to the Credit Agreement and the Subordination Agreement (in each case, to the extent such agreement is in effect).
4.    EVENTS OF DEFAULT.
4.1    Each of the following events shall constitute an “Event of Default” hereunder:
4.1.1    the Company failing to make any payment of the Investment Balance, or any accrued and unpaid expenses, when due, which is not cured within three (3)

Business Days of such failure; provided that no Event of Default (other than pursuant to this Section 4.1.1) shall have occurred
4.1.2    (i) default by the Company with respect to any mortgage, agreement or other instrument under which there may be outstanding indebtedness for money borrowed having a principal amount in excess of $5,000,000.00, resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity date and following an event of default with respect to such indebtedness that is not duly annulled, rescinded or waived or such indebtedness is not paid or discharged or (ii) a 2025 Event of Default has occurred and is continuing;
4.1.3    the Company or any Material Subsidiary (i) consenting to the appointment of a receiver or similar official for any part of the Company’s property or assets, (ii) making a general assignment for the benefit of creditors, (iii) consenting to becoming a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or other applicable bankruptcy laws or (iv) commencing a voluntary case or similar proceeding under any bankruptcy, insolvency or similar law;
4.1.4    the commencement of an involuntary case or proceeding against the Company or any Material Subsidiary with respect to its debts under any bankruptcy, insolvency or similar law and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of thirty (30) consecutive days;
4.1.5    the appointment of a receiver for any of the Company’s or any Material Subsidiary’s property or assets or any Material Subsidiary of the Company otherwise becomes the subject of any bankruptcy or similar proceeding for the general adjustment of its debts or for its liquidation, unless such appointment or proceeding is dismissed within thirty (30) consecutive days of such appointment or commencement of proceedings;
4.1.6    any failure of the Company to automatically convert the Convertible Securities as provided in Section 5.2.2;
4.1.7    a material breach by the Company of any covenant set forth herein or in the Purchase Agreement, which is incapable of being cured or which is not cured within ten (10) days of such breach, or any representation or warranty contained in the Purchase Agreement which was materially incorrect, false or misleading in any material respect as of the date it was made or deemed made;
4.1.8    the Board or shareholders adopting a resolution for the liquidation, dissolution or winding up of the Company; or
4.1.9    any breach by the Company or any holder of any 2025 Convertible Security (other than the Holder or any Affiliate of the Holder) of the Convertible Securities Ranking and Priorities Agreement.

4.2    The Company shall promptly (but in no event more than five (5) Business Days following the applicable breach, or the knowledge of having made a materially incorrect, false or misleading representation or warranty in the Purchase Agreement) provide notice to the Majority Holders of the breach of any covenant set forth herein or the Purchase Agreement or if any representation or warranty made or deemed made in the Purchase Agreement shall prove to have been materially incorrect, false or misleading in any material respect when so made or deemed made. The Company shall also provide prompt notice of any Event of Default and/or the occurrence of the End Date pursuant to clause (b) of such definition. Upon the occurrence of any Event of Default (other than an Event of Default specified in Section 4.1.3, Section 4.1.4 or Section 4.1.5 with respect to the Company) and/or the occurrence of the End Date pursuant to clause (b) of such definition, the Majority Holders, by notice in writing to the Company (a “Default Notice”), may declare all accrued but unpaid expenses, and the Investment Balances outstanding on the Convertible Securities, immediately due and payable in full, or may declare the Convertible Securities converted as specified in Section 5.2.1; provided that such specified date shall be the date of the Default Notice in the event of any Event of Default under Section 4.1.6 or Section 4.1.8. If an Event of Default specified in Section 4.1.3, Section 4.1.4 or Section 4.1.5 with respect to the Company occurs and is continuing, all accrued but unpaid expenses, and the Investment Balance shall become immediately due and payable in full without further notice or demand by any Holder.
4.3    Any monies collected by any Holder pursuant to this Section 4 with respect to the Convertible Securities shall be applied in the order specified under Section 3 herein.
4.4    The Majority Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Holders; provided, however, that such direction shall not be in conflict with any rule of law or with the Purchase Agreement or any Convertible Security. The Majority Holders may (on behalf of all Holders) waive any past default or Event of Default hereunder and its consequences except (i) any Event of Default specified in Section 4.1.3, Section 4.1.4 or Section 4.1.5 or Section 4.1.6, or (ii) any continuing defaults relating to (x) a default in the payment of any Investment Balance when due that has not been cured pursuant to the provisions of Section 4.1, or (y) any other failure by the Company to pay or deliver, as the case may be, the consideration due upon conversion of the Convertible Securities. Upon any such waiver the Company and the Holders of the Convertible Securities shall be restored to their former positions and rights hereunder; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon. Whenever any default or Event of Default hereunder shall have been waived as permitted by this Section 4.4, said default or Event of Default shall for all purposes of the Convertible Securities and the Purchase Agreement be deemed to have been cured and to be not continuing; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

5.    CONVERSION.
5.1    Conversion Upon a Qualified Public Offering. Subject to Section 6.1.8, at and as of the consummation of a Qualified Public Offering, the entire Investment Balance then outstanding shall automatically be cancelled and converted (such conversion, the “Mandatory Conversion”) into that number of Conversion Shares obtained by dividing (a) the Investment Balance by (b) the then-applicable Conversion Price, plus cash in lieu of any fractional share. Such conversion shall be deemed to occur under this Section 5.1 as of immediately prior to the consummation of the Qualified Public Offering, without regard to whether Holder has then delivered to the Company this Convertible Security (or Lost Convertible Security Documentation) or executed any other documents required to be executed by the investors purchasing the Conversion Shares (collectively, the “Conversion Documentation”) in the Qualified Public Offering, it being understood that evidence of ownership of the Conversion Shares (including any stock certificate or a notation of book entry) shall not be delivered to Holder unless and until the Company receives the Conversion Documentation. The Company shall give the Holder not less than twenty (20) days advance notice of the anticipated consummation of a Mandatory Conversion.
5.2    Conversion Other Than Upon A Qualified Public Offering.
5.2.1    End Date Conversion. On and as of the End Date, the Investment Balance of all of the Convertible Securities shall be converted into Conversion Shares if the Majority Holders have elected, as specified in a Default Notice (in the event of an End Date occurring pursuant to clause (b) or (c) of the definition thereof) or, in the event of an End Date occurring pursuant to clause (a) of the definition thereof, via written consent delivered to the Company prior to 11:59 p.m. Pacific time on the forty-fifth (45th) day prior to the End Date, to convert the Convertible Securities (such a written consent, the “End Date Conversion Notice”). If the Majority Holders have provided an End Date Conversion Notice, or a Default Notice specifying that the Convertible Securities shall be converted pursuant to this Section 5.2.1, then all of the respective Investment Balances of all of the Convertible Securities shall convert into that number of Conversion Shares obtained by dividing, in the case of each Convertible Security, (a) the Investment Balance of such Convertible Security by (b) the then-applicable Conversion Price, plus cash in lieu of any fractional share (such conversion, the “End Date Conversion”). Any End Date Conversion shall be deemed to have occurred as of the close of business on the End Date, without regard to the date on which an End Date Conversion Notice or Default Notice, as applicable, has been delivered by the Majority Holders or, as to this Convertible Security, whether the Holder has then delivered to the Company this Convertible Security (or Lost Convertible Security Documentation), it being understood that evidence of ownership of the Conversion Shares (including any stock certificate or a notation of book entry) shall not be delivered to Holder unless and until the Company receives the Conversion Documentation. In the event of any conversion of the Convertible Security pursuant to this Section 5.2.1, the Holder shall be bound by all transfer restrictions, drag-along obligations, proxies and other voting restrictions with respect to the shares issued upon the conversion of the Convertible Security that are applicable to all of the Company’s shares of preferred stock then outstanding. The Holder agrees to execute such documents as are reasonably requested by the Company to give effect to the foregoing. In the event of the occurrence of an End Date pursuant to clause (a) of the definition thereof, if the Company does not receive an End Date Conversion Notice prior to the End Date, the Company may elect to repay the then-outstanding Investment Balance of this Convertible Security on such End Date, without a further written notice from the Majority Holders.
5.2.2    Deemed Liquidation Event Conversion. If the Company consummates a Deemed Liquidation Event, the respective Investment Balances of all of the Convertible Securities shall be automatically converted, without notice from any Holder, into that number of Conversion Shares obtained by dividing, in the case of each Convertible Security, (a) the Investment Balance of such Convertible Security by (b) the then-applicable Conversion Price, contingent upon the completion of such Deemed Liquidation Event, plus cash in lieu of any fractional share (such conversion, the “Deemed Liquidation Event Conversion”). Such conversion shall be deemed to occur under this Section 5.2.2 as of immediately prior to the consummation of the Deemed Liquidation Event Conversion, without regard to whether Holder has then delivered to the Company this Convertible Security (or Lost Convertible Security Documentation) or executed any other documents required to be executed by stockholders in connection with such Deemed Liquidation Event, it being understood that evidence of ownership of the Conversion Shares (including any stock certificate or a notation of book entry) shall not be delivered to Holder unless and until the Company receives the Conversion Documentation. The Company shall provide each Holder not less than twenty (20) days prior written notice of a Deemed Liquidation Event Conversion.
5.3    Certificates; No Fractional Shares. As soon as practicable after conversion of this Convertible Security pursuant to Section 5.1 or Section 5.2, as applicable, the Company at its expense will cause to be issued in the name of Holder and to be delivered to Holder, a certificate or certificates (which may be in electronic form; e.g. via the Carta platform) for the number of Conversion Shares to which Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company), together with any other securities and property to which Holder is entitled upon such conversion under the terms of this Convertible Security. No fractional shares shall be issued upon conversion of this Convertible Security. If upon any conversion of this Convertible Security (and after aggregating the amounts of all other Convertible Securities held by the same Holder which are converted at the same time as this Convertible Security), a fraction of a share would otherwise be issued, then in lieu of such fractional share, the Company shall pay to Holder an amount in cash equal to such fraction of a share multiplied by the applicable Conversion Price.
5.4    Authorized Capital. The Company covenants that it shall take and cause to be taken all necessary corporate and other actions, and covenants to cause all necessary stockholders to take and causes to be taken all necessary corporate and other actions, which are necessary or advisable to effectuate the conversion of this Convertible Security as set forth in this instrument, including by causing to be duly authorized all necessary shares of existing or new series of preferred stock as the Company shall otherwise become obligated to issue by the terms of this Section 5. Without limiting any of its other rights or remedies available at law or in equity, the Company agrees to indemnify and hold harmless the Holder for any and all out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs), and other direct losses, incurred by the Holder and directly caused by any failure of the Company to take the actions specified in this Section 5.4.
5.5    HSR Election Notice. Notwithstanding anything to the contrary in this Section 5, prior to the acquisition of Conversion Shares to be issued pursuant to Section 5.1 or 5.2.1, the Holder may by written notice to the Company elect to receive Company capital stock that otherwise has the same dividends, liquidation, conversion, voting, and protective provisions as the Conversion Shares, but that does not confer the Holder the right to vote for the board of directors, and that otherwise qualifies as non-voting securities pursuant to the rules and regulations of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Holder must deliver written notice (the “Election Notice”) of its election to receive non-voting securities within ten (10) days of the Holder’s receipt of a Mandatory Conversion or within ten (10) days of the issuance by the Majority Holders of a Default Notice or End Date Conversion Notice.
6.    COVENANTS.
6.1    Negative Covenants. The Company shall not (and shall cause each of its Subsidiaries not to) without the prior written consent of the Majority Holders (in addition to any other written consent or vote required to be obtained pursuant to the Company’s Certificate of Incorporation as in effect from time to time):
6.1.1    declare or pay any dividends or other distributions on any equity securities, including any dividends or distributions of non-cash assets or equity, other than (i) the accrual and payment of yield on the Convertible Securities and the 2025 Convertible Securities, in each case, pursuant to the terms thereof and the Convertible Securities Ranking and Priorities Agreement, (ii) the conversion of any of the Company’s convertible equity securities (including the Convertible Securities and the 2025 Convertible Securities (subject to the Convertible Securities Ranking and Priorities Agreement)) into other securities pursuant to the terms of such convertible equity securities or otherwise in exchange thereof, (iii) a dividend on shares of Common Stock payable solely in shares of Common Stock, (iv) cash payments, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the equity securities of the Company and (v) dividends by any Subsidiary to the Company or any wholly-owned Subsidiary of the Company;
6.1.2    redeem or repurchase equity securities, except for (i) repurchases of equity securities at cost (or, if permitted by any agreement between the Company and the holder of the securities to be redeemed or repurchased, the lower of cost or fair market value) upon termination of service, (ii) repurchases made (A) pursuant to the exercise by the Company of rights of first refusal, or (B) otherwise, pursuant to one or more repurchase offers made to holders of Common Stock; provided that the Company may not purchase greater than $5,000,000.00 of equity securities in any fiscal year of the Company pursuant to this clause (ii), (iii) repurchases of the Convertible Securities pursuant to the terms thereof, (iv) cash payments, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the equity securities of the Company and (v) redemptions and repurchases of equity securities of any wholly-owned Subsidiaries;
6.1.3    create, incur, authorize the creation of, issue, or authorize the issuance of, any indebtedness for borrowed money (excluding Permitted Indebtedness), which is (i) in excess of $100,000,000 (including accrued interest, penalties, fees and other payments to be made in respect thereof) or (ii) convertible into equity (other than warrant coverage not in excess of 2% of the principal amount of the principal amount of indebtedness otherwise permitted pursuant to clause (i) above that is approved by the Board, including a majority of directors designated by holders of the Company’s preferred stock);
6.1.4    create, incur or grant any Lien, pledge or other security interest in the assets of the Company or its Subsidiaries (including any pledge of the equity of any Subsidiaries), other than Permitted Liens;
6.1.5    engage in any transaction with (i) Shoaib Makani or Obaid Khan (the “Founders”) or any immediate family member or Affiliate (other the Company’s Subsidiaries) of any of the Founders (other than (x) indemnification agreements for any Founder that are approved by the Board, including a majority of directors designated by holders of the Company’s preferred stock, (y) reasonable expense reimbursements for a Founder approved in accordance with Company policies, (z) cash compensation and benefits for each Founder that are approved by the Board, including a majority of directors designated by holders of the Company’s preferred stock, (ii) any other officer or director, or any of their respective Affiliates (other than the Company’s Subsidiaries) or immediate family members, except for (x) reasonable expense reimbursements approved in accordance with Company policies, (y) the exercise of a contractual right pursuant to any agreement approved by the Board, including a majority of disinterested directors, and (z) other transactions approved by the Board, including a majority of disinterested members, or (iii) any other holder of greater than 1% of the Company’s capital stock, calculated on an as-converted basis, or any of their respective Affiliates (other than the Company’s Subsidiaries) or immediate family members, other than (a) the exercise of a contractual right pursuant to any agreement approved by the Board, or (b) other transactions approved by the Board, including a majority of disinterested directors;
6.1.6    effect any material amendment to, or waiver of, the powers, preferences or special rights of the Company’s preferred stock (in each case whether by merger, recapitalization, amendment or otherwise), which, in each case, would adversely impact any of the powers, preferences or special rights of the Applicable Preferred Stock in a disproportionate manner to the Company’s other series of preferred stock;
6.1.7    create or acquire any Subsidiaries, or take any other minority equity interest in any other entity, other than Subsidiaries that are wholly owned, directly or indirectly, by the Company; provided that the foregoing shall not be deemed to prohibit the Company from creating or acquiring Foreign Subs;
6.1.8    consummate a Qualified Public Offering where (i) the Conversion Price of this Convertible Security is calculated pursuant to clause (c)(i) of the definition of

“Conversion Price” and (ii) the Market Capitalization of the Company is less than or equal to the Reference Valuation;
6.1.9    consummate the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act that is not a Qualified Public Offering;
6.1.10    effect (or consent to effecting) or consummate a Direct Listing; or
6.1.11    effect (or consent to effecting), close, enter into or consummate a SPAC Transaction.
6.2    Information and Inspection Rights. For so long as any Holder, collectively with its Affiliates and immediate family members, holds Convertible Securities of not less than $50,000,000 in Initial Investment Amount, such Holder (a “Major Holder”) shall have the rights set forth in Section 2.1 and Section 2.2 of that certain Amended and Restated Investors’ Rights Agreement dated as of the Restatement Date (as in effect on such date) (the “IRA”) which rights shall apply mutatis mutandis to such Holders as though they were “Major Investors” thereunder; provided that such rights may not be waived as to any Major Holder without the consent of such Major Holder; and provided, further that each such Major Holder shall be subject to the provisions of Section 2.3 of the IRA with respect to any information obtained by such Major Holder pursuant to this Section 6.2.
6.3    Market Stand-Off “MFN”. Each Holder agrees to be subject to the obligations set forth in Section 3.11 of the IRA, which obligations shall apply mutatis mutandis to such Holder; provided that if and to the extent that the Company agrees with any other stockholder of the Company who is a Major Investor as of the Restatement Date that such obligations may be waived in whole or in part, or if the Standoff Period (as defined in the IRA) is shortened, then such waiver or shortened Standoff Period shall apply to such Holder automatically and without further action on the part of such Holder.
6.4    2025 CS End Date Extension. If the 2025 CS End Date is amended, extended, or otherwise changed after the Restatement Date (including specifically if it is extended beyond or shortened before the seventh anniversary of the original issue date for the 2025 Convertible Securities), the Company shall promptly (and in any event within five (5) Business Days of such action) provide written notice thereof to the Holder, which notice must specify all of the terms and conditions of such amendment, extension or other change.
7.    GENERAL PROVISIONS.
7.1    Waivers. The Company and all endorsers of this Convertible Security hereby waive notice, presentment, protest and notice of dishonor.
7.2    Attorneys’ Fees. In the event any party is required to engage the services of an attorney for the purpose of enforcing this Convertible Security, or any provision thereof,

the prevailing party shall be entitled to recover its reasonable expenses and costs actually incurred in enforcing this Convertible Security, including attorneys’ fees.
7.3    Transfer. The Holder shall be permitted to assign, convey or transfer, in whole or in part its rights and obligations evidenced by this Convertible Security, and any rights or obligations applicable to the Holder that are set forth in the Purchase Agreement, freely and without restrictions other than those set forth in Section 4 of the Purchase Agreement and the obligations set forth in Section 3.12 of the IRA, which restrictions shall apply mutatis mutandis to this Convertible Security. The rights and obligations of the Company and Holder under this Convertible Security and the other Investment Documents shall be binding upon and benefit their respective permitted successors, transferees and assigns. The Company shall not amend, terminate, waive or otherwise modify any provision of this Section 7.3 without the prior written consent of all Holders. The Company shall maintain a register for the recordation of the names and addresses of the Holder and its assignees, and the amounts of Investment Balance owing to any of them hereunder from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, Holder and its assignees shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Convertible Security.
7.4    Governing Law. This Convertible Security shall be governed by and construed under the Delaware General Corporation Law to the extent of matters within the scope thereof, and otherwise by the internal laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within the State of New York, without reference to principles of conflict of laws or choice of laws.
7.5    Headings. The headings and captions used in this Convertible Security are used only for convenience and are not to be considered in construing or interpreting this Convertible Security. All references in this Convertible Security to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.
7.6    Notices. Unless otherwise provided herein, any notice required or permitted under this Convertible Security shall be given in writing and shall be deemed effectively given (i) when delivered if delivered personally, or, (ii) if sent by overnight express mail, at the earlier of its receipt or three (3) Business Days after deposit with a nationally recognized overnight courier, specifying next day delivery and written verification of receipt or (iii) sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day, at the address indicated for such party in the Purchase Agreement, or at such other address as any party hereto may designate for itself to receive notices by giving ten (10) days’ advance written notice to all other parties in accordance with the provisions of this Section.
7.7    Amendments and Waivers. This Convertible Security and all other Convertible Securities issued under the Purchase Agreement may be amended and provisions may be waived by the Convertible Security holders and the Company as provided in the Purchase Agreement. Any amendment or waiver effectuated in accordance with the Purchase

Agreement shall be binding upon each holder of any Convertible Securities at the time outstanding, each future holder of the Convertible Securities and the Company.
7.8    Severability. If one or more provisions of this Convertible Security are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Convertible Security to the extent they are held to be unenforceable and the remainder of the Convertible Security shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.
7.9    Tax Forms. Holder or its registered assigns agrees to deliver to the Company one duly executed and completed United States Internal Revenue Service Form W-8BEN or other appropriate series of Form W-8 (and all required attachments) or W-9 (or successor thereto) as appropriate. Such forms or documents shall be delivered upon (i) issuance of the Convertible Securities, (ii) reasonable request of the Company, or (iii) at any time that a previously delivered form becomes obsolete or incorrect.
7.10    Specific Performance. The parties agree that in the event of any breach or threatened breach by the other party of any covenant, obligation or other agreement set forth herein, each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), (i) to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding. Any and all remedies expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.
7.11    Tax Treatment. The Company and the Holders shall treat the Convertible Securities as equity for U.S. federal income tax purposes except to the extent otherwise required by a “determination” within the meaning of Section 1313(a)(1) of the Code or any comparable provision of state or local law.
[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Security to be signed in its name as of the date first written above.

THE COMPANY

MOTIVE TECHNOLOGIES, INC.

By:
Shoaib Makani, Chief Executive Officer

AGREED AND ACKNOWLEDGED:

HOLDER:

By: